Exhibit 99


  Prima Energy Corporation Reports First Quarter 2004 Results and Operations
                                    Update

    DENVER, May 6 /PRNewswire-FirstCall/ -- Prima Energy Corporation ("Prima") (Nasdaq: PENG), a Denver based independent oil and gas company, today announced its operating results for the quarter ended March 31, 2004 and provided an update of its commodity hedging positions and operating activities.

    First Quarter Operating Results
    The Company reported net income for the first quarter of 2004 of $6,842,000, or $0.52 per diluted share. This compares to net income in the first quarter of 2003 of $5,382,000, or $0.41 per diluted share. Cash flow from operations before changes in operating assets and liabilities increased to $14,568,000 in the first three months of 2004, from $9,196,000 in the first quarter of 2003. Cash flow from operations before changes in operating assets and liabilities is a non-GAAP financial measure derived from net cash provided by operating activities. See "Reconciliation of Non-GAAP Financial Measure" in table below.
    First quarter 2003 net income included an adjustment for the cumulative effect of a change in accounting principle in conjunction with adoption of Statement of Financial Accounting Standards No. 143, relating to accounting for asset retirement obligations. Adoption of SFAS 143 resulted in a non-cash, after-tax credit of $403,000 or $0.03 per diluted share. Excluding this adjustment, Prima's income in the first quarter last year would have been $4,979,000 or $0.38 per diluted share.
    Revenues for the first quarter of 2004 totaled $20,644,000, compared to $15,610,000 for the first three months of 2003. Oil and gas sales in the first quarter of 2004 rose by 45%, to $17,660,000, from $12,212,000 reported for the same period in 2003. This increase was attributable to the combined effects of a 25% year-over-year improvement in production volumes and a 16% increase in average realized prices per equivalent unit of oil and gas production. The overall improvement in revenues also reflected a $546,000, or 28%, increase in revenues from oilfield service operations and a $1,036,000 reduction in gains on commodity derivatives not accounted for as hedges.
    Prima's total production in the first quarter of 2004 of 4,191,000 Mcfe, or approximately 46,000 Mcfe per day, compares to 3,353,000 Mcfe produced in the same quarter last year. The Company's product mix was 83% natural gas and 17% oil in both periods, with volumes of gas and oil both increasing by 25% year-over-year. Gas and oil production in the recent quarter of 3,493,000 Mcf and 116,000 barrels, respectively, compare to 2,795,000 Mcf and 93,000 barrels in the same period last year. The increased gas volumes were primarily due to Powder River Basin CBM operations, which generated net production of 1,781,000 Mcf in the first quarter of 2004 and 1,144,000 Mcf in the first quarter of 2003. CBM production in both periods was primarily attributable to the Porcupine-Tuit property, which began producing in the third quarter of 2002 and was inclining through late 2003 as wells de-watered and additional wells were drilled and hooked-up. Higher oil production was attributable to increased drilling and re-frac activity in the D-J Basin, which focused on areas in the Wattenberg Field characterized by relatively low gas-oil ratios.
    Average gas price realizations in the first quarter of 2004 were $3.96 per Mcf, compared to $3.22 in the first quarter of 2003, for an increase of $0.74, or 23%. Average oil price realizations were $32.94 per barrel in the recent quarter and $34.60 in the same period last year, for a decrease of $1.66 per barrel, or 5%. On an energy equivalent basis, the average price received in the latest quarter was $4.21 per Mcfe, or 16% above the $3.64 per Mcfe realized in the prior year period. In the recent quarter, hedging effects reduced realized prices by $0.26 per Mcf of gas, $2.25 per barrel of oil and $0.28 per Mcfe; last year, hedging effects reduced average gas prices by $0.24 per Mcf, increased average oil prices by $0.44 per barrel and lowered the average price realized per Mcfe by $0.19. Approximately 78% of Prima's total oil and gas revenues in 2004 were derived from natural gas sales, compared to 74% in the first quarter of 2003.
    Depletion expense in the first quarter of 2004 was $1.06 per Mcfe, compared to $0.93 per Mcfe in the first quarter last year. Lease operating expenses were $0.24 per Mcfe produced in the 2004 quarter compared to $0.28 per Mcfe in the 2003 quarter. Production taxes per Mcfe increased from $0.37 in the first quarter last year to $0.44 in the recent quarter, due largely to higher product prices in 2004 and an increased portion of sales from properties in Wyoming, where severance tax rates are higher than in Colorado. General and administrative expenses increased by $146,000 year-over year, due primarily to staff expansions.
    Reported oilfield service revenues and expenses for the quarter ended March 31, 2004 were $2,485,000 and $1,719,000, respectively, for a gross margin of $766,000. In the same quarter last year, reported oilfield service revenues and expenses totaled $1,939,000 and $1,739,000, respectively, for a gross margin of $200,000. Revenues and costs related to services provided on Prima-operated properties are eliminated in consolidation, and represented approximately 24% of the service companies' revenues in the 2004-period compared to 17% in the same quarter last year. The 28% year-over-year increase in reported revenues, despite the increased portion of work conducted on behalf of Prima, reflected higher utilization and billing rates in response to greater demand. The 1% reduction in costs reflected the increased amount eliminated in consolidation, due to the greater portion of work performed for Prima, and changes in the mix of activities conducted for Prima and other operators.

    Commodity Price Derivatives
    For the first five months of 2004, the CIG monthly index has averaged $4.74 per MMBtu, compared to $3.68 in the same period of 2003. As of the market close on May 5, 2004, quoted futures prices for the CIG index for the months of June through December 2004 averaged $5.61 per MMBtu, compared to $4.29 per MMBtu realized during the same months in 2003. Prima's open commodity derivatives positions cover a total of 5,050,000 MMBtu of natural gas and 160,000 barrels of crude oil, as shown below:


                                       Market    Total Volumes In   Contract
     Product and Time Period            Index      MMBtu or Bbls      Price
     Natural Gas
      June -- December 2004          NW Rockies     4,700,000        $4.74
      November 2004                     CIG           350,000         4.00
      January -- March 2005       NYMEX/CIG Basis     (75,000)        0.68
     Crude Oil
      June 2004 -- February 2005       NYMEX          160,000        35.21


    At the market close on May 5, 2004 these open positions had an aggregate unrealized mark-to-market net loss of $5,649,000. During the current quarter through May 5, the Company has realized net losses totaling $544,000 on commodity derivative positions that have been closed out.

    Investment and Operating Activities
    During the first quarter of 2004, Prima invested $10,131,000 in oil and gas properties, including $9,891,000 for well costs and other development activities, primarily in the D-J Basin and on CBM properties in the Powder River Basin.
    Our D-J Basin operations included drilling and completing ten gross
(10 net) wells, completing two gross (2 net) wells that were drilled last year, and re-fracturing 23 gross (21.8 net) wells. Our Powder River Basin activities included drilling 14 gross (14 net) wells, deepening eight gross
(8 net) wells and installing equipment, flow lines and related facilities in the North Shell Draw and Kingsbury project areas in preparation for tie-in to a gathering system later this year. We also installed additional compression equipment to bolster production rates from our 86 producing CBM wells in the Porcupine-Tuit area. Benefits began to be partially realized in April and gross production at Porcupine-Tuit at the end of that month aggregated approximately 26,000 Mcf per day, compared to an average of 24,000 Mcf per day in the first quarter of 2004 (Prima's net revenue interests at Porcupine-Tuit average approximately 78%).
    Prima also participated with a 6.3% working interest in completion operations to test the over-pressured Lance formation in the Sage Flat Federal #17-20 well on the Merna Prospect, in the northern Green River Basin. Flow rates were uneconomic after the well was stimulated and Prima expects the operator to plug and abandon the well. The Company owns an average
35% working interest in 74,000 gross acres in the greater Merna area and has received recent expressions of interest from other operators for conducting additional drilling in the area to continue to test the play.
    As previously reported, Prima anticipates investing approximately
$45 million on property and equipment during 2004, excluding acquisitions which are unbudgeted. Currently projected activities for the full year include drilling approximately 35 wells and re-fracturing or re-completing approximately 50 wells in the D-J Basin; drilling an estimated 150 CBM wells in the Powder River Basin and hooking up most of these and 130 previously-drilled CBM wells; participation in up to six wells in the Cave Gulch area; and certain exploratory activities, including operations on Prima's Coyote Flats Prospect in Utah. We intend to focus current year CBM activities on drilling additional wells to further develop the Porcupine-Tuit field, which is producing from a relatively shallow Wyodak coal, and operations to evaluate and develop deeper unproved coals within our Kingsbury, Cedar Draw, North Shell Draw and Wild Turkey project areas.
    Prima previously indicated that its current year oil and gas production is projected to total between 15.6 Bcfe and 16.1 Bcfe. No adjustment to that estimate is believed to be warranted at the present time.
    The Company's net working capital increased from $56,148,000 at the end of 2003 to $60,890,000 at March 31, 2004, including $61,397,000 of cash equivalents and short-term investments at the end of March 2004. Prima also continues to be free of long-term debt.

    Conference Call
    Prima Energy Corporation (Nasdaq: PENG) has scheduled a conference call for Friday, May 7, 2004 at 9:30 a.m. Mountain Daylight Time
(11:30 a.m. Eastern Daylight Time), to review the Company's first quarter 2004 financial results and provide an update on operations.
    Interested parties may access the conference call by dialing
(800) 362-0571 and providing conference I.D. "PRIMA". Replays will be available from approximately noon MDT, May 7 through 10:00 p.m. MDT May 14, 2004, by dialing (800) 374-1216 (no reservation number necessary).
    In addition, the conference call will be webcast live over the Internet and can be accessed by following the link from Prima's website at www.primaenergy.com. A replay from the Internet site will be available shortly after the call is completed and will be available for 90 days.

    Prima is a Denver-based independent energy company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas and crude oil marketing. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.

    This press release contains projections or forward-looking statements, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, anticipated production commencement dates, and future oil and gas prices. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    Financial data follows. In addition, a copy of the Company's Form 10-Q for the three months ended March 31, 2004 will be available on the Company's website at www.primaenergy.com after it has been filed.


                           PRIMA ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                     Three Months Ended
                                                         March 31,
                                                    2004           2003

     REVENUES
     Oil and gas sales                           $17,660,000    $12,212,000
     Gains on derivative instruments, net            318,000      1,354,000
     Oilfield services                             2,485,000      1,939,000
     Interest, dividend and other income             181,000        105,000
                                                  20,644,000     15,610,000
     EXPENSES
     Depreciation, depletion and amortization:
      Depletion of oil and gas properties          4,441,000      3,135,000
      Depreciation of property and equipment         254,000        284,000
     Lease operating expense                         991,000        941,000
     Ad valorem and production taxes               1,863,000      1,234,000
     Cost of oilfield services                     1,719,000      1,739,000
     General and administrative                      994,000        848,000
                                                  10,262,000      8,181,000
     Income Before Income Taxes and
      Cumulative Effect of Change in
      Accounting Principle                        10,382,000      7,429,000
     Provision for Income Taxes                    3,540,000      2,450,000
     Net Income Before Cumulative Effect
      of Change in Accounting Principle            6,842,000      4,979,000
     Cumulative Effect of Change in
      Accounting Principle                                --        403,000

     NET INCOME                                   $6,842,000     $5,382,000

     Basic Net Income per Share Before
      Cumulative Effect of Change in
      Accounting Principle                             $0.53          $0.39
     Cumulative Effect of Change in
      Accounting Principle                                --           0.03

     BASIC NET INCOME PER SHARE                        $0.53          $0.42

     Diluted Net Income per Share Before
      Cumulative Effect of Change in
      Accounting Principle                             $0.52          $0.38
     Cumulative Effect of Change in
      Accounting Principle                                --           0.03

     DILUTED NET INCOME PER SHARE                      $0.52          $0.41

     Weighted Average Common Shares
      Outstanding                                 12,964,819     12,820,817
     Weighted Average Common Shares
      Outstanding Assuming Dilution               13,271,725     13,167,300

     PRODUCTION
      Natural gas (Mcf)                            3,493,000      2,795,000
      Oil (Barrels)                                  116,000         93,000
      Net equivalent units (Mcfe)                  4,191,000      3,353,000
     AVERAGE PRICES
      Natural gas (Mcf)                                $3.96          $3.22
      Oil (Barrels)                                   $32.94         $34.60
      Net equivalent units (Mcfe)                      $4.21          $3.64


                           PRIMA ENERGY CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  March 31,    December 31,
                                                    2004           2003
                                                 (Unaudited)
     ASSETS
      Current assets                             $77,070,000    $69,901,000
      Oil and gas properties -- net              107,061,000    101,414,000
      Other property and equipment -- net          4,662,000      4,718,000
      Other assets                                 1,185,000      1,184,000
                                                $189,978,000   $177,217,000

     LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities                        $16,180,000    $13,753,000
      Non-current ad valorem taxes                 5,034,000      3,634,000
      Other liabilities                            2,064,000      1,903,000
      Deferred income taxes                       30,228,000     27,251,000
      Stockholders' equity                       136,472,000    130,676,000
                                                $189,978,000   $177,217,000


               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                     2004           2003

     OPERATING ACTIVITIES
      Net income                                  $6,842,000     $5,382,000
      Depreciation, depletion and amortization     4,695,000      3,419,000
      Cumulative effect of change in
       accounting principle                               --       (403,000)
      Deferred income taxes                        2,451,000      1,539,000
      Unrealized (gains) losses on
       derivatives instruments                       536,000       (910,000)
      Other                                           44,000        169,000
      Net changes in operating assets
       and liabilities                              (382,000)    (3,693,000)
      Net cash provided by operating
       activities                                 14,186,000      5,503,000

     INVESTING ACTIVITIES
      Additions to oil and gas properties        (10,131,000)    (3,952,000)
      Proceeds from sales of oil &
       gas properties                                258,000      1,293,000
      Purchases of other property -- net
       of sales                                     (248,000)      (187,000)
      Purchases of available for sale
       securities -- net of sales                 (9,764,000)       (57,000)
      Net cash used in investing activities      (19,885,000)    (2,903,000)

     NET FINANCING ACTIVITIES                        140,000       (841,000)

     INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS                                 (5,559,000)     1,759,000
     CASH AND CASH EQUIVALENTS,
      beginning of period                         55,918,000     36,263,000

     CASH AND CASH EQUIVALENTS,
      end of period                              $50,359,000    $38,022,000



                 RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

    Cash flow from operations before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash flow from operations before changes in operating assets and liabilities to net cash provided by operating activities is shown below:


                                                     Three Months Ended
                                                          March 31,
                                                    2004           2003
     Net cash provided by operating
      activities                                 $14,186,000     $5,503,000
     Net changes in operating assets
      and liabilities                                382,000      3,693,000
     Cash flow from operations before
      changes in operating assets and
      liabilities                                $14,568,000     $9,196,000

SOURCE  Prima Energy Corporation
    -0-                             05/06/2004
    /CONTACT: Richard H. Lewis, President and Chief Executive Officer, or Neil L. Stenbuck, Executive Vice President and Chief Financial Officer, both of Prima Energy Corporation, +1-303-297-2100/
    /Web site:  http://www.primaenergy.com /
    (PENG)

CO:  Prima Energy Corporation
ST:  Colorado
IN:  OIL
SU:  ERN ERP CCA